FOR IMMEDIATE RELEASE	For More Information Contact:
Dena M. Hall
Senior Vice President
(413) 787-1700

UNITED FINANCIAL BANCORP, INC. COMPLETES SHARE REPURCHASE PLAN

WEST SPRINGFIELD, MA—December 2, 2009—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank (the “Bank”), announced today that the Company has completed its repurchase of a total of 841,138 shares of its outstanding common stock, at an average price of $12.88, in connection with its previously announced stock repurchase program, which the Company commenced on February 25, 2009. The Company can now commence the repurchase program previously approved by its board of directors and announced on October 16, 2009.  Under the terms of the plan, the Company intends to repurchase up to 798,055 shares, or 5% of the its outstanding shares of common stock, from time to time depending on market conditions, at prevailing market prices in open market transactions.

“We are pleased to announce the successful completion of our fourth share repurchase program since becoming a public company,” said Richard B. Collins, President and Chief Executive Officer.  “We continue to believe that the repurchase of UBNK shares represents an attractive investment for the long term, based on the current price level,” he said.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered savings bank headquartered at 95 Elm Street, West Springfield, MA 01090.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK.  United Bank provides an array of financial products and services through its 22 branch offices located throughout Western and Central Massachusetts.  Through its Wealth Management Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products.  For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.   These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.